Exhibit 99.1
NEWS RELEASE	Contact:	Derek Gaertner
For Immediate Release		580 2nd Street, Suite 102
Encinitas, CA 92024
Phone: (760) 479-5075

MACC Private Equities Inc.
Announces Results of Second Quarter Fiscal Year 2009

ENCINITAS, CALIFORNIA — (May 15, 2009) — On May 15, 2009, MACC Private Equities Inc. (NASDAQ Capital Market: MACC) announced its preliminary results of operations from the second quarter of its fiscal year 2009, ended March 31, 2009, which are subject to adjustment upon completion of its annual audit.

For the second quarter of fiscal 2009, MACC recorded total investment income of $81,763, as compared to total investment income of $194,298 for the second quarter of fiscal 2008.  The decrease in investment income was the net effect of a $107,237 decrease in interest income and $5,292 decrease in dividend income.  Total operating expenses for the second quarter of fiscal 2009 were $320,312, as compared to $465,782 for the second quarter of fiscal 2008.  The decrease in total operating expenses is the net effect of a $37,917 decrease in interest expense, a $13,192 increase in management fees, a $90,611 decrease in professional fees, and a $30,134 decrease in other expenses.  Net investment expense for the second quarter of fiscal 2009 was $238,549, as compared to a net investment expense of $271,484 in the second quarter of fiscal 2008.

MACC had one net realized loss of $768,610 on one portfolio investment for the second quarter of fiscal 2009, as compared with the net realized gain of $5,493 for the second quarter of fiscal 2008.  During the second quarter of fiscal 2009, MACC recorded a net change in unrealized appreciation/depreciation on investments of ($381,771), as compared to a net change in unrealized appreciation/depreciation on investments of ($199,976) during the second quarter of fiscal 2008.

These items resulted in a net decrease in net assets from operations at the end of the second quarter of fiscal 2009 of $1,388,930, as compared to a net decrease in net assets from operations at the end of the second quarter of fiscal 2008 of $459,339.  MACC net asset value at March 31, 2009 was $9,233,131 as compared to $10,292,558 at March 31, 2008.  MACC’s net asset value per share decreased from $4.18 at March 31, 2008, to $3.75 at March 31, 2009.

MACC’s current operating losses have been funded from the sale of portfolio companies and its bank line of credit.  MACC's note payable and line of credit, with March 31, 2009 balances of $4,655,965 and $220,000, respectively, are due August 31, 2009.  MACC is currently in negotiations to extend the terms of these credit facilities.  Without extension or refinancing of these credit facilities there is substantial doubt as to MACC’s ability to continue to operate as a going concern.

MACC is a business development company in the business of making investments in small businesses in the United States.  MACC common stock is traded on the Nasdaq Capital Market under the symbol “MACC.”

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by MACC  pursuant to the safe-harbor provisions of the 1995 Act, and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, MACC has identified in its Annual Report to Shareholders for the fiscal year ended September 30, 2008, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of MACC, including, without limitation, the high risk nature of MACC’s portfolio investments, the effects of general economic conditions on MACC’s portfolio companies and the ability to obtain future funding, any failure to achieve annual investment level objectives, changes in prevailing market interest rates, and contractions in the markets for corporate acquisitions and initial public offerings.  MACC further cautions that such factors are not exhaustive or exclusive.  MACC does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of MACC.  #     #     #